Filed Pursuant to
SEC Rule 424(b)(3)
Registration No. 333-122229

QUADRIGA SUPERFUND, L.P. — SERIES A AND SERIES B SUPPLEMENT

DATED JANUARY 11, 2006 TO PROSPECTUS DATED DECEMBER 13, 2005

DECEMBER 2005 PERFORMANCE UPDATE

			Total NAV	NAV per Unit
	December 2005	Year to Date	12/31/05	12/31/05

Series A	(0.28)%	(9.43)%	$59,422,048	$1,328.33

Series B	(0.22)%	(12.06)%	$39,783,829	$1,521.61

*	All performance is reported net of fees and expenses

Fund results for December 2005:

      European and Asian indices added to their recent gains in December, which resulted in considerable gains for Quadriga Superfund L.P.’s (“the Fund’s”) long positions in these indices.

      In a significant turnaround from last month, the US Dollar weakened against major currencies such as the Japanese Yen and the Australian Dollar. As a result, the Fund’s long/short strategy incurred significant losses.

      The Fund’s long positions in precious and base metals realized gains as these markets extended their gains through mid-December.

      World raw sugar futures raced to 10-year highs on the New York Board of Trade, continuing a trend that started earlier this year, thus producing positive returns for the long strategy established by the Fund’s trading system.

      In the grain markets, the Fund’s short positions produced a loss. Other market sectors did not reveal significant trends and didn’t have any major influence on this month’s performance.

      For the month of December 2005, Series A loss 0.28% and Series B loss 0.22%, net of all fees and expenses.

/s/ Christian Baha

Christian Baha, President
Superfund Capital Management, Inc.
General Partner
Quadriga Superfund, L.P.

Enclosures

QUADRIGA SUPERFUND, L.P. — SERIES A

DECEMBER 2005 ACCOUNT STATEMENT
(Prepared from Books without Audit for the Month Ended December 31, 2005)

STATEMENT OF INCOME

Month

INVESTMENT INCOME, interest	$203,244

EXPENSES

Management fee	92,147

Organization and offering expenses	49,808

Operating and other expenses	206,642

Incentive fee	—

Brokerage commissions	181,006

Total expenses	529,603

NET INVESTMENT GAIN (LOSS)	(326,359)

REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS

Net realized gain (loss) on futures and forward contracts	1,506,437

Net change in unrealized appreciation or depreciation on futures and forward contracts	(1,344,354)

NET GAIN (LOSS) ON INVESTMENTS	162,083

NET INCREASE (DECREASE) IN NET ASSETS FROM OPERATIONS	$(164,276)

STATEMENT OF CHANGE IN NET ASSET VALUE

December 31, 2005

NET ASSETS, beginning of period	$58,531,087

NET INCREASE (DECREASE) IN NET ASSETS FROM OPERATIONS	(164,276)
CAPITAL SHARE TRANSACTIONS

Issuance of shares	1,640,205

Redemption of shares	(584,968)

NET INCREASE IN NET ASSETS FROM CAPITAL SHARE TRANSACTIONS	1,055,237

NET INCREASE (DECREASE) IN NET ASSETS	890,961

NET ASSETS, end of period	$59,422,048

NAV Per Unit, end of period	$1,328.33

QUADRIGA SUPERFUND, L.P. — SERIES B

DECEMBER 2005 ACCOUNT STATEMENT
(Prepared from Books without Audit for the Month Ended December 31, 2005)

STATEMENT OF INCOME

Month

INVESTMENT INCOME, interest	$134,830

EXPENSES

Management fee	61,693

Organization and offering expenses	33,347

Operating and other expenses	138,332

Incentive fee	—

Brokerage commissions	166,337

Total expenses	399,709

NET INVESTMENT GAIN (LOSS)	(264,879)

REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS

Net realized gain (loss) on futures and forward contracts	1,383,222

Net change in unrealized appreciation or Depreciation on futures and forward contracts	(1,207,180)

NET GAIN (LOSS) ON INVESTMENTS	176,042

NET INCREASE (DECREASE) IN NET ASSETS FROM OPERATIONS	$(88,837)

STATEMENT OF CHANGE IN NET ASSET VALUE

December 31, 2005

NET ASSETS, beginning of period	$40,534,339

NET INCREASE (DECREASE) IN NET ASSETS FROM OPERATIONS	(88,837)
CAPITAL SHARE TRANSACTIONS

Issuance of shares	157,156

Redemption of shares	(818,829)

NET DECREASE IN NET ASSETS FROM CAPITAL SHARE TRANSACTIONS	(661,673)

NET INCREASE(DECREASE) IN NET ASSETS	(750,510)

NET ASSETS, end of period	$39,783,829

NAV Per Unit, end of period	$1,521.61

TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE INFORMATION CONTAINED HEREIN IS ACCURATE AND COMPLETE.

/s/ Christian Baha

Christian Baha, President
Superfund Capital Management, Inc.
General Partner
Quadriga Superfund, L.P.

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